DAYTON SUPERIOR CORPORATION AND SUBSIDIARIES
EXHIBIT 11 - STATEMENT RE COMPUTATION OF PER SHARE EARNINGS

                                                                         1996          1995           1994
                                                                         ----          ----           ----
Weighted average number of common shares
 outstanding during the year                                         4,547,527     2,990,847      1,766,700
Common equivalent shares outstanding (a)                               384,645       569,961        255,218
                                                                    ----------------------------------------
Weighted average common and common
equivalent shares outstanding                                        4,932,172     3,560,808      2,021,918
                                                                    ========================================

Income (loss) before extraordinary items                                $4,616        $3,705          ($682)
Extraordinary items                                                     (2,314)            0         31,354
                                                                    ----------------------------------------
Net income                                                               2,302         3,705         30,672
Dividends on Redeemable Preferred Shares                                     0          (470)          (361)
Accretion on Redeemable Preferred Shares                                     0          (192)          (136)
Redemption of Preferred Shares in excess of book value                       0        (2,972)             0
                                                                    ========================================
Net income available to common shareholders                             $2,302           $71        $30,175
                                                                    ========================================

Income (loss) per share before extraordinary items                       $0.94         $0.02         ($0.58)
Extraordinary items per share                                            (0.47)         0.00          15.51
                                                                    ========================================
Net income per share                                                     $0.47         $0.02         $14.92
                                                                    ========================================


Notes:

(a) Common equivalent shares are shares issuable upon the exercise of stock options and warrants, less the shares that could be purchased with the proceeds from the exercise of the options and warrants, based on the company's initial public offering price of $13.00 for 1995 and the company's ending trading price for 1996.




                                    Page 1